Exhibit 99.1
September 30, 2005 — Frequently Asked Questions and Answers —(FAQ’s)
From time to time, Investor Relations will provide FAQs on various topics of interest. The following is a compilation of recent FAQs.

Q	What is the status of the work related to the Consent Decree?

A	Schering-Plough continues steady progress in fulfilling consent decree obligations with the U.S. Food and Drug Administration (FDA), including completing the revalidation programs for bulk active pharmaceutical ingredients by Sept. 30, 2005 as required. The deadline for completing revalidation programs for bulk active pharmaceutical ingredients was reported by the company in previous SEC filings, including the company’s 10-Q filed in July 2005. The obligations and requirements fulfilled by the Company under the Consent Decree are subject to certification by an external third party and FDA review and approval.

Q	How many of the significant steps have been completed to date?

A	An update on the status of significant steps will be provided when earnings are reported on Oct. 24, 2005. As reported in Schering-Plough’s earnings release on July 21, 2005, 183 of 212 significant steps and 27 of 30 validation actions had been completed as of June 30, 2005 without incurring any additional payments for missed deadlines.

Q	Is the company on track to meet the deadline on Dec. 31, 2005 for revalidation of finished drug products?

A	The company continues steady progress in fulfilling consent decree obligations with the FDA. As noted in the company’s 10-Q filed in July 2005, requirements under the Consent Decree require Schering-Plough to complete the revalidation for finished drugs by Dec. 31, 2005 and the company is working toward that goal.

Q	Once the significant steps are completed, does this mean the Consent Decree is lifted?

A	No. All of the obligations and requirements fulfilled by the Company under the Consent Decree are subject to certification by an external third party and FDA review and approval. The Company cannot predict at this time when or how long FDA may take to complete a review of the Company’s completion of its cGMP Work Plans and validation program requirements under the Decree.

The Consent Decree contains a sunset provision that permits the Company to petition the Court to dissolve the Decree if, during any five year period following the entry of the Decree (May 20, 2002), FDA has not notified the Company that there has been a significant violation of FDA law, regulations, or the Decree. If these conditions are satisfied, the Decree states that FDA will not oppose the Company’s petition. The earliest the Company would be in a position to submit such a petition would be May, 2007 (five years after the entry of the Decree).

Q	Has Schering-Plough started the Phase III program for vicriviroc, the CCR5 receptor antagonist for the treatment of HIV?

A	Schering-Plough’s CCR5 receptor antagonist compound, vicriviroc, is being studied in ongoing Phase II clinical trials in both treatment-naïve and treatment-experienced HIV patients. The Phase II program was initiated in Spring 2004.

Schering-Plough is currently working to initiate worldwide Phase III clinical studies with vicriviroc in treatment-experienced HIV patients. Site initiation is ongoing. Pending completion of discussions with the U.S. FDA, patient dosing will begin.

Q	Are there any safety concerns with vicriviroc?

A	The Phase II studies are each monitored by independent Data and Safety Monitoring Boards (DSMB). Additionally, for the treatment-naïve study being conducted by Schering-Plough, our project physicians review all laboratory data in real time, without knowledge of treatment assignment, and we continue to share available safety data with the U.S. FDA. The treatment-experienced trial is being conducted by the U.S. AIDS Clinical Trials Group (ACTG), and data are monitored according to their well established standards. Schering-Plough maintains regular communication with the ACTG with the goal of maintaining patient safety.

With these ongoing careful reviews of vicriviroc clinical studies, Schering-Plough will continue to monitor progress carefully to ensure the safety of patients in these studies.

It is important to note that while CCR5 receptor antagonists represent a potential new class of HIV drugs with a similar mechanism of antiviral activity, the individual compounds currently undergoing clinical study are unique molecules that may exhibit different safety and efficacy profiles.
Disclosure Notice
The information in this FAQ contains certain “forward-looking” statements, including statements relating to the timing of clinical trials and the status of the completion of work required under the FDA Consent Decree. Forward-looking statements relate to expectations or forecasts of future events. Many factors could cause actual results to differ materially from Schering-Plough’s forward-looking statements. The forward-looking statements may be affected by general market and economic factors, uncertainties in the regulatory approval process, federal and state regulations and legislation, and other uncertainties described in the company’s Securities and Exchange Commission filings under the heading “Disclosure Notice” including the company’s second quarter 2005 10-Q. The company does not assume the obligation to update any forward-looking statement.